Exhibit 99.1

Contacts:
Rachel Lipsitz Media Contact Porter Novelli Life Sciences (858) 449-9575	Russell Skibsted SVP & Chief Business Officer Spectrum Pharmaceuticals (949) 788-6700

Spectrum Pharmaceuticals Files Arbitration Claim

against GPC Biotech AG for Violations of Satraplatin

License Agreement

IRVINE, Calif., December 14, 2006 – Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today announced that on December 12, it filed a Demand for Arbitration and Statement of Claims with the American Arbitration Association (“Demand”), to address violations of the letter and spirit of its co-development and license agreement with GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX 30; NASDAQ: GPCB) for satraplatin (“License Agreement”). Through its Demand, Spectrum seeks to enforce its rights under the License Agreement. The Demand is a response to GPC Biotech’s intentional and bad faith exclusion of Spectrum from its rightful participation in sublicense fee income received by GPC Biotech, and to other non-monetary violations of the License Agreement.

As set forth in Spectrum’s Demand, GPC Biotech willfully and materially breached the License Agreement and the implied covenant of good faith and fair dealing by structuring its co-development and license agreement with Pharmion GmbH (“Sublicense Agreement”) to evade financial obligations owed to Spectrum under the License Agreement. Specifically, GPC Biotech owes Spectrum a percentage of fees that GPC Biotech receives from any sublicensee, including Pharmion. GPC Biotech has reported receipt of approximately $37 million in upfront payments from Pharmion, and a commitment by Pharmion to pay an additional $22 million. Of this $59 million, GPC Biotech claims that it owes Spectrum nothing. Spectrum therefore seeks damages and other relief related to GPC Biotech’s material breaches of the License Agreement. In addition to GPC Biotech’s monetary breaches, GPC Biotech has also breached the License Agreement through material failure to use commercially reasonable endeavors to obtain regulatory approvals and to promote the distribution of satraplatin in Japan; repeated failure to properly acknowledge Spectrum’s rights to satraplatin in GPC Biotech’s literature; and failure to provide Spectrum with copies of all satraplatin-related correspondence with the FDA, all of which is required by the License Agreement.

As a result of these numerous, material breaches, Spectrum’s Demand also seeks a declaration that GPC Biotech’s breaches provide a basis for termination of the License Agreement. If the License Agreement is terminated, GPC Biotech would be required to transfer to Spectrum all rights to satraplatin, including the Sublicense Agreement.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals opportunistically acquires and advances a diversified portfolio of drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drug candidates with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking Statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

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